Exhibit 16

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul A. Bachtold, Kristen Bayazitoglu, and Stephen W. Leonhardt, each an officer of SALIENT MF TRUST (the “TRUST”) and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement(s) on Form N-14 relating to the proposed reorganization of SALIENT MIDSTREAM & MLP FUND into SALIENT MLP & ENERGY INFRASTRUCTURE FUND (a portfolio of the Trust), and any amendments to the Registration Statement(s), including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”) by means of the SEC’s electronic disclosure system known as EDGAR, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE TRUST	DATE

/s/ Julie Allecta	Trustee	May 27, 2022
Julie Allecta

/s/ Jonathan P. Carroll	Trustee	May 27, 2022
Jonathan P. Carroll

/s/ A. John Gambs	Trustee	May 27, 2022
A. John Gambs

/s/ Bernard A. Harris, Jr.	Trustee	May 27, 2022
Dr. Bernard A. Harris, Jr.

/s/ Haig G. Mardikian	Trustee	May 27, 2022
Haig G. Mardikian

/s/ Gregory A. Reid	Trustee, Principal Executive Officer	May 27, 2022
Gregory A. Reid